CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the caption "Financial Highlights" in the Franklin Mutual Series Fund Inc. Prospectus and in the introduction and under the caption "Independent Registered Public Accounting Firm" in the Franklin Mutual Series Fund Inc. Statement of Additional Information in Post-Effective Amendment Number 35 to the Registration Statement (Form N-1A, No. 33-18516) of Franklin Mutual Series Fund Inc. and to the incorporation by reference of our reports dated February 10, 2006 on Mutual Beacon Fund, Mutual Financial Services Fund, Mutual Qualified Fund, Mutual Shares Fund, Mutual Discovery Fund, and Mutual European Fund included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2005.



                                          ERNST & YOUNG LLP

/S/ERNST & YOUNG LLP
Boston, Massachusetts
April 25, 2006